Exhibit 10.18

MEDIA GENERAL, INC.

EXECUTIVE AUTOMOBILE PROGRAM

The Media General Executive Automobile Program applies to all company provided vehicles assigned to top management as part of their total compensation package. The Program does not include vehicles purchased solely on the basis of business travel requirements, normally in the areas of sales, marketing, distribution or multiple site management. Executive automobiles are taxable as compensation to the individual only to the extent each is not supported annually by business use. The record keeping and tax valuation procedures related to these vehicles is described in detail in the Media General Accounting and Procedures Manual.

Participation within the Executive Automobile Program is not automatic and each new participant must be specifically approved under the corporate program. New automobile purchases, as all other vehicle purchases, must be approved on a capital outlay request by Media General.

Purchasing a Company Vehicle

Any executive assigned a company vehicle may negotiate the purchase directly with the new car dealer. Every attempt should be made to purchase the car at the best price obtainable. Once an estimated or final negotiated price is determined, the participant should seek prompt COR approval for the purchase, assuming the selection is within the Program guidelines. Once receiving approval, payment may be delivered to the dealer and the transaction completed. The final dealer invoice should exhibit the entire transaction negotiated, including the vehicle model and options included, and sent to Corporate Finance to be attached to the previously approved COR. Under no circumstances may the individual add “personal money” to the car purchase in order to enhance the car model purchased.

It is a good practice for the purchaser of a new car to “validate” the negotiated price with his company’s transportation or vehicle department, or in lieu of having access to one, the Richmond transportation department will perform this service upon request. If an individual is uncomfortable negotiating the best price for the car selected, each of these departments should be willing to do it upon request, and may, in fact, be able to achieve a lower purchase price than the individual alone is able to obtain.

Typically, one negotiates for the best price on the new car itself without using a traded vehicle, and then separately obtains a fair trade-in value of the used vehicle. Regardless of the approach, the dealer should be instructed to reflect separately the actual discounted price of the new vehicle and the actual trade value of the used vehicle on the final invoice.

Maximum Purchase Price

Executives authorized for company automobiles are assigned maximum spending caps for new purchases. This dollar cap is intended to provide a certain class or category of automobile to each executive, and may not be exceeded. The limit will be adjusted periodically to allow for price inflation. The dollar limit applies to the total negotiated sales price of the new car, including applicable license or processing fees, but before state sales taxes and before trade-in allowance.

Qualifying Automobiles

The purchase price cap for each level of the program is intended to provide an acceptable class of automobile for each participant. The purchase limits are reviewed each year based on new model prices. The top Level I is designed to accommodate the purchase of a fully equipped vehicle such as the Cadillac CTS, Lexus ES 300, or a Volkswagen Touareg. The lower Level III allows for purchase of a fully equipped automobile such as the Buick Regal, Ford Taurus or Toyota Camry; or the purchase of a standard equipped larger vehicle such as the Chrysler Concorde or Mercury Grand Marquis. Level II accommodates purchases in between these categories, e.g., a fully equipped Buick LeSabre, Jeep Grand Cherokee, or a Pontiac Bonneville.

The vehicle purchase under each level is ultimately determined by the specified spending cap, and the automobile make and model is a secondary consideration. Thus, if a selected model experiences a significant price change in future years, the participant may not be able to replace his current vehicle with that same model.

As you know, vehicles purchased are funded by the Company and remain the Company’s property throughout the assigned four-year period. Not only does the Company assume the risk of resale value at the end of its useful period, but as a company asset it must meet reasonable overall guidelines as to application of its intended purpose. Therefore, although it is the program’s objective to allow each executive to select a “vehicle of choice”, certain constraints are applied in this selection process:

•	Used cars, demonstrators, special purchase situations are prohibited.

•	Trucks and special purpose vehicles must be justified on an as-needed exception basis only, approved in advance of purchase.

•	Unique car styles that limit business use or diminish eventual disposal value (e.g., convertibles, two-seater sports cars, inappropriate options or ornaments) are prohibited.

Car Telephones

Company purchase or reimbursement of a car telephone and/or its on-going monthly charge is prohibited unless approved in advance by the Corporate office based on its specific business purpose. This justification requires more than just the occasional need to “call the office” when driving the automobile.

An individual is also not permitted to install a mounted car telephone at his own expense in lieu of this approval.

Trade-in or Replacement of Vehicle

The normal retention period of any executive vehicle is 48 months. Shorter periods are allowed only with written justification of excessive servicing cost or mileage, accompanied with the new capital request.

At the time of trade or replacement, a fair market value is assigned to the vehicle using the amount denoted as “Average Trade-in” per the N.A.D.A. official used car guide for the specific vehicle, options and mileage. The employee may elect to purchase the vehicle himself at this price directly from the Company; otherwise he should trade the car to the dealer for the new car purchased, attempting to obtain maximum value for the asset disposal. If the trade-in value allowed is significantly less than the N.A.D.A. average trade-in value as described above, the loss of value should be explained on the capital request.

If a friend or associate desires to purchase the automobile instead of the assigned individual, then payment for the used car must be made by the executive directly and resold by him to the third party. Each company may establish its own program to allow for other employees to make buy-out offers for the used vehicles, as long as the program is equitable to all employees and the price is not below the N.A.D.A. average trade-in value.

Use of Vehicle

The employee is always the primary driver of the company vehicle. Immediate family members over age 21 can drive the vehicle with permission of the employee. This would include driving the vehicle to auto repair shops for service and as relief driver while traveling on an extended trip. It could also be used in emergency situations when another vehicle is not available.

Administration

Any questions regarding this program should be directed to the Director of Budget and Planning in Corporate Finance.